FORTY-FIFTH AMENDMENT TO THE
THIRD AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.

     This FORTY-FIFTH AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P., dated as of February 18, 2005 (this “Amendment”), is being executed by AIMCO-GP, Inc., a Delaware corporation (the “General Partner”), as the general partner of AIMCO Properties, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the authority conferred on the General Partner by Section 7.3.C(3) of the Third Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., dated as of July 29, 1994, as amended and/or supplemented from time to time (the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.

     WHEREAS, pursuant to Section 7.3.C(3) of the Agreement, the General Partner has the power, without the consent of the Limited Partners, to amend the Agreement to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the Agreement that will not be inconsistent with law or with the provisions of the Agreement.

     WHEREAS, pursuant to its authority, the General Partner seeks to amend Exhibit O to the Agreement, which Exhibit O was adopted pursuant to the Second Amendment to the Agreement, and has determined that the amendments set forth herein cure certain ambiguities in the Second Amendment and are not inconsistent with law or with other provisions of the Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. The Agreement is hereby amended by the addition of a new exhibit, entitled “Exhibit WW,” in the form attached hereto, which shall be attached to and made a part of the Agreement.

     2. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

AIMCO-GP, INC.

By:	/s/ Paul J. McAuliffe

	Name:	Paul J. McAuliffe
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT WW

AMENDMENT TO THE PARTNERSHIP UNIT DESIGNATION OF THE
CLASS ONE PARTNERSHIP PREFERRED UNITS OF AIMCO PROPERTIES, L.P.

The Second Amendment (the “Second Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., a Delaware limited partnership (the “Partnership”), dated as of July 29, 1994, as amended (the “Partnership Agreement”), designated the Class One Partnership Preferred Units of the Partnership pursuant to Exhibit O (“Exhibit O”) to the Partnership Agreement. Exhibit O to the Partnership Agreement is hereby amended as follows:

1. The definition of “Cash Amount” in Exhibit O is amended to read in its entirety as follows:

“‘Cash Amount’ shall mean, with respect to any Tendered Units, cash in an amount equal to the product of the number of Tendered Units multiplied by 91.43 (which is the quotient obtained by dividing $8 by 8.75%).”

2. The definition of “Dividend Yield” in Exhibit O is deleted in its entirety

3. Section 5(a) in Exhibit O is amended to read in its entirety as follows:

“Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, before any allocation of income or gain by the Partnership shall be made to or set apart for the holders of any Junior Partnership Units, to the extent possible, the holders of Preferred Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the “Liquidation Preference”) per Preferred Unit equal to the sum of (i) 91.43 (which is the quotient obtained by dividing $8 by 8.75%), plus (ii) any accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders will not be entitled to any further payment or allocation. Until all holders of the Preferred Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership.”

4. Section 6(d) in Exhibit O is amended to read in its entirety as follows:

“The Partnership shall have no obligation to effect any redemption unless and until a Tendering Party has given the Partnership a Notice of Redemption. Each Notice of Redemption shall be sent by hand delivery or by first class mail, postage prepaid, to AIMCO Properties, L.P., c/o AIMCO-GP, Inc., c/o 55 Beattie Place, PO Box 2347 Greenville, South Carolina 29602, Attention: Transfer Services, or to such other address as the Partnership shall specify in writing by delivery to the holders of the Preferred Units in the same manner as that set forth above for delivery of the Notice of Redemption. At any time prior to the Specified

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Redemption Date for any Redemption, any holder may revoke its Notice of Redemption.”

5. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

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